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                           MET INVESTORS SERIES TRUST

           AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

     This Amended and Restated Plan (the "Amended Plan") is adopted by the Met Investors Series Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created series. This Amended Plan is intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Amended Plan may be further revised or amended from time to time as provided below.

CLASS DESIGNATIONS

     Each of the Trust's constituent series (each, a "Portfolio") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares and Class E shares. Each of the four classes of shares will represent interests in the same portfolio of investments of the Portfolio and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or statement of additional information as from time to time in effect (collectively, the "Prospectus").

CLASS CHARACTERISTICS

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

     Class B shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a fee imposed in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1 fees"), as described in the Prospectus.

     Class C shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to Rule 12b-1 fees, as described in the Prospectus.

     Class E shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to Rule 12b-1 fees, as described in the Prospectus.

     The Class A shares, Class B shares, Class C shares and Class E shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the 1940 Act, and as described in the Prospectus.

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ALLOCATIONS TO EACH CLASS

     EXPENSE ALLOCATIONS

     The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule 12b-1 fees payable by the Trust to the distributor of the Trust's Class B, Class C and Class E shares./1/ Subject to the approval of a majority of the Trust's Board of Trustees, including a majority of the Independent Trustees (as defined in each Distribution Plan), the following "Class Expenses" may, to the extent not required to be borne by the Manager, pursuant to the Trust's Management Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) Securities and Exchange Commission registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Trust's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

     All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio. However, notwithstanding the above, the Trust may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

     WAIVERS AND REIMBURSEMENTS

     The Manager or Distributor may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

     INCOME, GAINS AND LOSSES

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

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/1/  As of the date of this Amended Plan, the Trust has adopted a Distribution
     Plan pursuant to Rule 12b-1 under the 1940 Act only for the Class B shares, Class C shares and Class E shares (each a "Distribution Plan"). Met Investors Advisory Corp. serves as the Trust's investment manager (the "Manager") and MetLife Investors Distribution Company serves as distributor for the Class A, Class B, Class C and Class E shares (the "Distributor").

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     The Portfolio may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

CONVERSION AND EXCHANGE

     The Class A shares, Class B shares, Class C shares and Class E shares shall not convert into another Class. Subsequent classes of shares (each a "Converting Class") may automatically convert into another class of shares (the "Conversion Class"), subject to such terms as may be approved by the Trustees.

     In the event of any material increase in payments authorized under a Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will not be permitted to convert into Converting Class shares unless the Converting Class shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Conversion Class shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to the Conversion Class shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares were disclosed in an effective registration statement.

EXCHANGE FEATURES

     Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Portfolio: Class A shares may be exchanged for Class A shares of another Portfolio; Class B shares may be exchanged for Class B shares of another Portfolio; Class C shares may be exchanged for Class C shares of another Portfolio; and Class E shares may be exchanged for Class E shares of another Portfolio. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

     Dividends paid by the Trust with respect to its Class A shares, Class B shares, Class C shares and Class E shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by the class.

VOTING RIGHTS

     Each share of each Portfolio entitles the shareholder of record to one vote. Each class of shares of the Portfolio will vote separately as a class with respect to any Distribution Plan

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applicable to that class and on other matters for which class voting is required under applicable law. Class B, Class C and Class E shareholders will each vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Class B shares, Class C shares and Class E shares.

RESPONSIBILITIES OF THE TRUSTEES

     On an ongoing basis, the Trustees will monitor the Trust and each Portfolio for the existence of any material conflicts among the interests of the four classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursements by the Manager and the Distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager and the Distributor (which also distributes the Class A shares) at its own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE TRUSTEES

     The Manager and the Distributor will be responsible for reporting any potential or existing conflicts among the four classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

AMENDMENTS

     The Amended Plan may be further amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.

Adopted at a meeting held on April 24, 2001

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